STOCK OPTION AGREEMENT made as of the 11th day of December 2001 between NAVTECH, INC., a Delaware corporation (the "Company"), and MICHAEL UELTZEN (the "Optionee").

WHEREAS, the Optionee is a non-employee director of the Company;

WHEREAS, the Company desires to provide the Optionee an additional incentive to promote the success of the Company;

Now, therefore, in consideration of the foregoing, the Company hereby grants to the Optionee the right and option to purchase shares of Common Stock of the Company under and pursuant to the terms and conditions of the Company's 1999 Stock Option Plan (the "Plan") and upon the following terms and conditions:

I.   GRANT OF OPTION

     The Company  hereby  grants to the  Optionee  the right and option (the "Option") to purchase up to Twenty Five Thousand (25,000) shares of the Common Stock of the Company (the "Option Shares") as follows:

i) All or any part of six thousand two hundred fifty (6,250) commencing March 11, 2002 and terminating at 5:00 P.M., EST, December 11, 2011 (the "Expiration Date").

ii) All or any part of six thousand two hundred fifty (6,250) commencing June 11, 2002 and terminating at 5:00 P.M., EST on the Expiration Date.

iii) All or any  part of six  thousand  two  hundred  fifty  (6,250)  commencing
     September  11, 2002 and  terminating  at 5:00 P.M.,  EST on the  Expiration
     Date.

iv) All or any part of six thousand two hundred fifty (6,250) commencing December 11, 2002 and terminating at 5:00 P.M., EST on the Expiration Date.

II.  NATURE OF OPTION

     The Options granted are not intended to qualify as "incentive stock options" for purposes of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

III. EXERCISE PRICE

     The exercise price of each of the Option Shares shall be thirty-seven cents (US$0.37) (the "Option Price").

IV.  EXERCISE OF OPTIONS

     The Option shall be exercised in accordance with the provisions of the Plan. As soon as practicable after the receipt of notice of exercise and payment of the Option Price as provided for in the Plan, the Company shall tender to the Optionee certificates issued in the Optionee's name evidencing the number of Option Shares covered thereby.

V.   TRANSFERABILITY

     The Option shall not be transferable other than by will or the laws of descent and distribution and, during the Optionee's lifetime, shall not be exercisable by any person other than the Optionee.

VI.  TERMINATION OF ASSOCIATION; CHANGE IN CONTROL

     (a) To the extent the Option becomes exercisable, it shall remain exercisable in full or in part from time to time until the Expiration Date notwithstanding any subsequent termination of directorship or other association with the Company or its subsidiaries for any reason whatsoever.

     (b) In the event of a Change in Control (as hereinafter defined), the Option shall become immediately exercisable in full and shall remain exercisable until the Expiration Date notwithstanding any subsequent termination of directorship or other association with the Company or any of its subsidiaries for any reason whatsoever.

     (c) For purposes hereof, a "Change in Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

          (i) any person or entity (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an entity owned directly or indirectly by the holders of Common Stock of the Company in substantially the same proportions as their ownership of stock of the Company), or group (as provided for in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becomes the "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities;

          (ii) the Company sells or otherwise disposes of all or substantially all (within the meaning of Section 280G of the Code and the proposed regulations thereunder) of the Company's assets; or

          (iii)the Company merges or consolidates with any other entity, other than pursuant to a merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger or consolidation.

VII. INCORPORATION BY REFERENCE

     The terms and conditions of the Plan are hereby incorporated by reference and made a part hereof.

VIII. NOTICES

     Any notice or other communication given hereunder shall be deemed sufficient if in writing and hand delivered or sent by registered or certified mail, return receipt requested, addressed to the Company, c/o Navtech Systems Support Inc., 175 Columbia Street West, Suite 102, Waterloo, Ontario, N2L 5Z5, Attention: Chief Executive Officer and to the Optionee at the address indicated below. Notices shall be deemed to have been given on the date of hand delivery or mailing, except notices of change of address, which shall be deemed to have been given when received.

IX.  BINDING EFFECT

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

X.   ENTIRE AGREEMENT

     This Agreement, together with the Plan, contains the entire understanding of the parties hereto with respect to the subject matter hereof and may be modified only by an instrument executed by the party sought to be charged.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:

Navtech, Inc.


BY: /s/ David Strucke
   -------------------------------------
   David Strucke
   President and Chief Executive Officer


Optionee:

/s/ Michael Ueltzen                         5801 Lee Highway
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Signature of Optionee                       Arlington, VA 22207
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Michael Ueltzen
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Name of Optionee                            Address of Optionee